SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2003

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio

45202

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:    (513) 381-0777

N/A

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Regulation FD Disclosure

On September 9, 2003, the Board of Directors of Games, Inc. issued a press release announcing the appointment of George R. Blake as independent director to the Board of Directors. A copy of the press release is filed herewith as Exhibit 99 and incorporated herein by reference.

On September 2, 2003, Chad Wick resigned from the Board of Directors of Games, Inc. Mr. Wick was appointed to the Board of Directors on September 3, 2002.  Mr. Wick resigned from the Board for personal reasons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

Date: 9-10-03	By: /s/ Myles S. Cairns Myles S. Cairns Chief Financial Officer

FOR IMMEDIATE RELEASE

CONTACT: Sue Craner (513) 721-3900

Games, Inc.

425 Walnut Street, Suite 2300

Cincinnati, Ohio 45202

NEWS RELEASE

GAMES, INC. NAMES OUTSIDE BOARD MEMBER

CINCINNATI, OHIO – September 9, 2003.  Games, Inc.(OTCBB “GMSI”) has named a new outside member to its Board.

George R. Blake, Vice President, Business Development for Premier Financial Solutions to the as a director of Games, Inc. as of September 8, 2003. Mr. Blake has a BS – Economics, Wheeling Jesuit University, Wheeling, WV. Mr. Blake served as the Editor of the Cincinnati Enquirer from 1980 through 1993, and also served at the Fort Myers News Press, and the Pacific Daily News in Guam. Mr. Blake has received an honorary doctorate in Humanities, College of Mount Saint Joseph, 1991 and is a three time nominee for the Pulitzer Prize in Journalism.

On September 2, 2003, Chad Wick President and CEO of KnowledgeWorks Foundation resigned from the Board of Directors of Games, Inc. Mr. Wick was appointed to the Board of Directors on September 3, 2002.  Mr. Wick resigned from the Board for personal reasons and an excerpt of his resignation follows:

September 2, 2003

Dear Roger:

I was honored when you asked me to join the Games, Inc. board and believe as much in the opportunity and vision of this company now as I did when I became associated last year.  In fact, I am now more convinced than ever that Ohio should embrace the vision you have had for lottery sales over the internet.

I am deeply committed to have this happen because my life’s work is dedicated to education improvement for Ohio’s children and this action by the state would go a long way to providing critical additional funding.

I feel I can play a helpful role in mobilizing statewide support for this action and would like to be able to freely apply myself to pursue this action.  In short, I want to become an active advocate for this authorization.  In this role, I would apply all the sophisticated resources at my disposal, but to do this I must be totally free and clear of all perceived and real conflicts.

Thus, I am tendering my resignation as a director of Games, Inc. and agree to forfeit all benefits thereof, including any stock options that would have accrued in my behalf.  Also, I will take immediate action to dispose of my stock, either by sale or gift to charity.

Being on this board has awakened me to the power of your ideas.  As I am now in a position to work on this on behalf of Ohio’s education system and the children it serves, as difficult a decision as this is for me, it is also similarly easy in that my higher calling is to find system solutions to our education problems.  You have given me the opportunity to see a major way I can apply my efforts to make that happen.

I will need your help as we push this effort and know you appreciate my dedication to the larger opportunity for Ohio’s children.

Sincerely,

Chad Wick

About Games, Inc.

Games, Inc. operates in three allied areas of interactive entertainment: Government Sponsored Lotteries, Internet Games and Digital Greetings.  Games owns and operates www.Lottery.com, www.Cards.com, www.GameLand.com and www.Skillmoney.com, which covers the three most widely used platforms in the Internet Entertainment space—games, lottery and digital greetings.

FOR FURTHER INFORMATION CONTACT:

Myles Cairns

Chief Financial Officer

Games, Inc.

myles@gamesinc.net

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Games) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Games. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors.